Exhibit 99.3

5835 Peachtree Corners East - Norcross, GA 30092
Norcross, GA 30092

FOR IMMEDIATE RELEASE

Guided Therapeutics Submits CE Mark Approval Application for

LuViva® Advanced Cervical Scan

NORCROSS, GA (January 23, 2012) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) today announced that it has submitted the application for CE Mark approval for LuViva® Advanced Cervical Scan. The CE Mark is required to market LuViva in the 27 nations that comprise the European Union (EU).

"The filing of our CE Mark approval application for LuViva is a significant milestone for the company and puts us on track, when approved, for a full-scale European launch in the third quarter of this year," said Mark L. Faupel, Ph.D., president and CEO of Guided Therapeutics. “We view the international market segment as significant opportunity for LuViva because of the product’s versatility and ability to adapt to the various diagnostic routines in different countries.”

Distribution agreements are currently in various stages of completion for several EU and Asian countries, including Germany, the United Kingdom and several South Asian countries. The company also has initial orders for clinical and demonstrations units in hand for European and Asian countries.

LuViva received Health Canada marketing approval on December 14, 2011. Guided Therapeutics received its ISO 13485 certification in January 2011. LuViva remains under U.S. Food and Drug Administration premarket approval review for which the company intends to request an independent panel review of its application, as well as, explore other options with the agency.

According to the European Cancer Observatory, 146 million women are targeted by cervical cancer screening programs which are currently running or being established in the EU.

The study used to support LuViva’s CE Mark application was the multi-center U.S. pivotal trial in which 1,607 women at risk for developing cervical disease were diagnosed. In this patient population, LuViva was able to detect cervical cancer up to two years earlier than the Pap test, human papillomavirus (HPV) test, colposcopy and biopsy. LuViva detected 86.3 percent of the cervical disease cases that had been missed by Pap, HPV tests and biopsy. LuViva would have reduced the number of unnecessary biopsies by about 40 percent. LuViva detected cervical disease equally in women ages 16 to 86 years and across a broad spectrum of races.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use.

LuViva and wave logo are registered trademarks of Guided Therapeutics, Inc. "Early detection, better outcomes" is a trademark owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed inthis news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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Contacts:

Media: Katie Brazel, Fleishman-Hillard, 404-739-0150

Investors: Alison Ziegler, Cameron Associates, 212-554-5469

Bill Wells, Guided Therapeutics, 770-242-8723 Ext. 241